CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) of our report of independent registered public accounting firm dated March 30, 2026, relating to the financial statements of Stewards, Inc. (the “Company”) as of and for the years ended December 31, 2025 and 2024, which included an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Company’s Registration Statement on Form S-1 (File No. 333-291586), as amended, declared effective on July 14, 2026.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

October 9, 2026